SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                  Rule 13d-102

                    Under the Securities Exchange Act of 1934
                               (Amendment No.  )*

                   SEYCHELLE ENVIRONMENTAL TECHNOLOGIES, INC.
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                                (Name of Issuer)

                          Common Stock, $.001 par value
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                         (Title of Class of Securities)

                                   818542 10 2
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                                 (CUSIP Number)

                                  April 7, 2000
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             (Date of Event which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                               |_| Rule 13d-1 (b)
                               |X| Rule 13d-1 (c)
                               |_| Rule 13d-1 (d)

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*     The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 818542 10 2                 13G
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1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    F.T.S. Worldwide Corporation
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2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
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3   SEC USE ONLY


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4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Panama
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                  5    SOLE VOTING POWER

                       1,337,509
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          N/A
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             1,337,509
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       N/A
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9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    1,337,509
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10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
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11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    15.2%
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12  TYPE OF REPORTING PERSON*

    CO
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                     *SEE INSTRUCTIONS BEFORE FILLING OUT

ITEM 1      (a)   NAME OF ISSUER

                  SEYCHELLE ENVIRONMENTAL TECHNOLOGIES, INC.

            (b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  32921 Calle Perfecto
                  San Juan Capistravo, CA 92675

ITEM 2      (a)   NAME OF PERSON FILING

                  F.T.S. Worldwide Corporation

            (b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

                  F.T.S. Worldwide Corporation
                  Arango-Orillac Building
                  East 54th Street
                  Panama, Rep. of Panama

            (c)   CITIZENSHIP

                  Panama

            (d)   TITLE OF CLASS OF SECURITIES

                  Common Stock, $.001 par value

            (e)   CUSIP NUMBER

                  818542 10 2

ITEM 3      If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
            (c), Check Whether the Person Filing is a:

      (a)   |_| Broker or dealer registered under section 15 of the Act

      (b)   |_| Bank as defined in section 3(a)(6) of the Act

      (c)   |_| Insurance company as defined in section 3(a)(19) of the Act

      (d) |_| Investment company registered under section 8 of the Investment Company Act of 1940

      (e)   |_| An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E)

      (f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F)

      (g) |_| A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G)

      (h) |_| A savings association as defined in section 3(b) of the Federal Deposit Insurance Act

      (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940

      (j)   |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

      If this statement is filed pursuant to Rule 13d-1(c), check this box |_|

ITEM 4      OWNERSHIP

      (a)   Amount beneficially owned:

            1,337,509

      (b)   Percent of class:

            15.2%

      (c)   Number of shares as to which the person has:

            (i)   Sole power to vote or to direct the vote: 1,337,509

            (ii)  Shared power to vote or to direct the vote: N/A

            (iii) Sole power to dispose or to direct the disposition of:
                  1,337,509

            (iv)  Shared power to dispose or to direct the disposition of: N/A

ITEM 5      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|

ITEM 6      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

            N/A

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

            N/A

ITEM 8      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

            N/A

ITEM 9      NOTICE OF DISSOLUTION OF GROUP

            N/A

ITEM 10     CERTIFICATION

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired are not being held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                  September 18, 2000
                                         --------------------------------------
                                                          (Date)

                                         F.T.S. WORLDWIDE CORPORATION


                                         By: s/Andre Zolty   s/Janine Sakhnowsky
                                            ------------------------------------
                                                      (Signature)

                                         Andre Zolty          Janine Sakhnowsky
                                                   General Attorneys
                                         ---------------------------------------
                                                     (Name/Title)